EXHIBIT 5.1

John E. Lux, Esq.

Attorney at Law

1629 K Street, Suite 300

Washington, DC 20006

(240) 200-4529

Admitted in Maryland and the District of Columbia

October 9, 2015

Board of Directors

Asset Solutions Inc.

5 Garbary, Gdansk, Poland 80327

Tel. (702)793-2497

Email: assetsolutions360@gmail.com

Lady and Gentlemen:

I have acted, at your request, as special counsel to Asset Solutions Inc., a Nevada corporation, (“Asset Solutions”) for the purpose of rendering an opinion as to the legality of 2,000,000 shares of Asset Solutions 's common stock, par value $0.001 per share, (“Shares”) to be offered and distributed by Asset Solutions pursuant to a registration statement to be filed under the Securities Act of 1933, as amended, by Asset Solutions with the U.S. Securities and Exchange Commission (the "SEC") on Form S-1, for the purpose of registering the offer and sale of the Shares (“Registration Statement”).

For the purpose of rendering my opinion herein, I have reviewed statutes of the State of Nevada, to the extent I deem relevant to the matter opined upon herein, certified or purported true copies of the Articles of Incorporation of Asset Solutions and all amendments thereto, the Bylaws of Asset Solutions, selected proceedings of the board of directors of Asset Solutions authorizing the issuance of the Shares, certificates of officers of Asset Solutions and of public officials, and such other documents of Asset Solutions and of public officials as I have deemed necessary and relevant to the matter opined upon herein. Asset Solutions has not identified or appointed a transfer agent at the date of this opinion. I have assumed, with respect to persons other than directors and officers of Asset Solutions, the due and proper election or appointment of all persons signing and purporting to sign the documents in their respective capacities, as stated therein, the genuineness of all signatures, the conformity to authentic original documents of the copies of all such documents submitted to me as certified, conformed and photocopied, including the quoted, extracted, excerpted and reprocessed text of such documents.

Based upon the review described above, it is my opinion that the Shares are duly authorized and when, as and if issued and delivered by Asset Solutions against payment therefore, as described in the registration statement, will be validly issued, fully paid and non-assessable.

I have not been engaged to examine, nor have I examined, the Registration Statement for the purpose of determining the accuracy or completeness of the information included therein or the compliance and conformity thereof with the rules and regulations of the SEC or the requirements of Form S-1, and I express no opinion with respect thereto. My forgoing opinion is strictly limited to matters of Nevada corporation law; and, I do not express an opinion on the federal law of the United States of America or the law of any state or jurisdiction therein other than Nevada, as specified herein.

I consent to the use of my opinion as an exhibit to the registration statement and to the reference thereto under the heading “Interests of Named Experts and Counsel” in the prospectus contained in the registration statement.

Very truly yours,

John E Lux, Esq.